THE PRUDENTIAL                                    THE PRUDENTIAL
                                                  INSURANCE COMPANY
                                                  OF AMERICA


              AMENDMENT TO BE ATTACHED TO AND MADE A PART OF GROUP
                              ANNUITY CONTRACT NO.________

Section 5.3 of the contract provides that Prudential has the right to change the contract as, in its discretion, it deems appropriate to satisfy the requirements of any law or regulation administered by a governmental agency. Pursuant to such right, the contract is hereby amended as of the Effective Date of the contract, to comply with federal regulations pertaining to death benefits and annuity distributions. Consequently, this amendment is effectuated as follows:

    1. Section 3.2 of the contract, as constituted immediately prior to the execution of this amendment, is hereby replaced with the following:

         "3.2 Death Payments:

              If a Participant dies before his Participant's Account has been cancelled, the dollar value of the non-forfeitable part of his Account will be paid to his Beneficiary (see section 7.6). If the Beneficiary is other than the Participant's spouse, the payment will be made in one sum within 5 years of the Participant's death unless the Participant has directed Prudential to purchase an annuity for the Beneficiary. If the Participant's spouse is the Beneficiary, the payment will be made in one sum no later than the latest date on which the spouse is permitted to defer the distribution under law unless the Participant has directed Prudential to purchase an annuity for the spouse. Instead of a one sum payment, the Beneficiary may elect to have the dollar value of the Participant's Account applied to purchase an annuity. Written authorization from the Contract-Holder and proof of the Participant's death must be received by Prudential before any payment will be made. Any payment made pursuant to this section must be consistent with the terms of the Plan, if any.

              The Beneficiary's annuity election must be made before the Participant's Account is distributed. The annuity form may be any of those described in section 4.4. If annuity payments are to start at a future date, the Participant's Account will be maintained for the Beneficiary in the same manner as for the Participant. The date for payments to start must be on or before the latest date on which the Beneficiary is permitted to defer the distribution under law. No contributions may be made to the Account after the Participant's death.

              If a one sum payment is made to the Beneficiary within one year of the Participant's death, it will be at least equal to the

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              contributions made for him under this contract less any
              withdrawals and transfers.

              Any annuity payments to a Beneficiary will be subject to the following:

              (a) If an annuity is payable to the Participant's spouse, it must provide for payment to be made over the life of the spouse (or over a period not exceeding the life expectancy of the spouse), and

              (b) If an annuity is payable to a Beneficiary who is other than the Participant's spouse, it must provide for payment to be made over the Life of the Beneficiary (or over a period not exceeding the life expectancy of the Beneficiary).

              As of the first day no amounts remain in the Participant's Account or in an Account with respect to the Participant under a companion contract, the Participant's Account is cancelled. Section 3.1 does not apply."

2. The last paragraph of section 4.1 of the contract, as constituted immediately prior to the execution of this amendment is hereby replaced with the paragraph following:

    "If the Participant's Account has not been cancelled before the month in which he reaches the latest age at which he is permitted to defer his distribution under law, a 120 monthly Payment Certain annuity will be purchased for him at the beginning of that month (see section 4.4)."

The Prudential has caused this amendment to be executed and duly attested as of



                              THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA


Attest:_________________           /s/ Isabelle L. Kirchner
Florham Park. New Jersey                     Secretary


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